Exhibit 99.1

Shimmick Corporation Announces Second Quarter 2025 Results

Irvine, CA, August 14, 2025 – Shimmick Corp. (NASDAQ: SHIM), a leading infrastructure solutions provider in water, climate resilience, energy transition and sustainable transportation, today announced financial results for the second quarter ended July 4, 2025.

Second Quarter 2025 and Recent Highlights

•
Reported revenue of $128 million, up 42% year over year, with $113 million coming from Shimmick Projects
•
Reported gross margin of $8 million, as compared to gross margin of $(31) million during the second quarter of 2024, favorable 126% year over year
•
Strong performance on Shimmick Projects contributed gross margin of $15 million, with Non-Core gross margin of $(7) million
•
Reported selling, general and administrative expenses of $15 million, down 20% from the second quarter of 2024 as a result of the continued implementation of the Transformation Plan
•
Recognized a net loss of $8 million and Adjusted EBITDA nearly flat at $(234) thousand, largely attributable to Non-Core Projects
•
Reported liquidity of $73 million as of July 4, 2025, an increase of $2 million from first quarter of 2025
•
Company launch of Axia Electric, a dedicated electrical subsidiary specializing in complex electrical and power distribution solutions; targeting growth segments including industrial, data center and advanced manufacturing in addition to core water/wastewater markets
•
Backlog is approximately $652 million as of July 4, 2025, with over 88% Shimmick Projects, multiple new awards and contract extensions pending
•
Project wins in target markets will contribute to third quarter 2025 backlog:
o
$70 million in New Awards added to Backlog in July 2025
o
Selected as preferred bidder on $164 million on a Transit Center and River Pump Station

"We are continuing to implement our strategic plan and starting to see its positive results as we move through 2025. We have seen increased bidding activity every month this year and our 12-month bidding outlook stands at over $4.5 billion. Our recently announced project wins reflect the initial outcomes of our investments in estimating from earlier in the year. We expect to see strong backlog growth and improved margins over the upcoming quarters as we continue to develop our profitable core business in sustainable infrastructure with a focus on electrical work. While this backlog growth and operational improvements are occurring later in the year than we expected due to slower bidding activity related to previous macroeconomic uncertainties and challenges on remaining Non-Core Projects, we are encouraged by our progress so far and the rebound in the infrastructure market both with public and private clients," said Ural Yal, Chief Executive Officer of Shimmick.

Financial Results

A summary of our results is included in the table below:

	Three Months Ended		Six Months Ended
(In millions, except per share data)	July 4, 2025	June 28, 2024	July 4, 2025	June 28, 2024
Revenue	$128	$91	$251	$211
Gross margin	8	(31)	13	(47)
Net loss attributable to Shimmick Corporation	(9)	(51)	(18)	(85)
Adjusted net loss	(5)	(45)	(12)	(74)
Adjusted EBITDA	-	(40)	(3)	(64)
Diluted loss per common share attributable to Shimmick Corporation	$(0.25)	$(1.83)	$(0.53)	$(3.16)
Adjusted diluted loss per common share attributable to Shimmick Corporation	$(0.14)	$(1.60)	$(0.35)	$(2.77)

The following table presents revenue and gross margin data for the three and six months ended July 4, 2025 compared to the three and six months ended June 28, 2024:

	Three Months Ended		Six Months Ended
(In millions, except percentage data)	July 4, 2025	June 28, 2024	July 4, 2025	June 28, 2024
Shimmick Projects(1)
Revenue	$113	$84	$206	$174
Gross Margin	$15	$5	$20	$4
Gross Margin (%)	13%	5%	10%	2%
Non-Core Projects(2)
Revenue	$16	$7	$45	$37
Gross Margin	$(7)	$(36)	$(7)	$(51)
Gross Margin (%)	(43)%	(516)%	(16)%	(139)%
Consolidated Total
Revenue	$128	$91	$251	$211
Gross Margin	$8	$(31)	$13	$(47)
Gross Margin (%)	6%	(34)%	5%	(22)%

(1) Shimmick Projects are those projects started after prior ownership that have focused on water, climate resilience, energy transition, and sustainable transportation.

(2) Projects that started under prior ownership or focus on foundation drilling are referred to as "Non-Core Projects" (formerly referred to as "Legacy and Foundations Projects"). The Company entered into an agreement to sell the assets of foundation drilling Non-Core Projects in the second quarter of 2024 and continued to wind down remaining work during the remainder of the 2024 fiscal year and six months ended July 4, 2025. As a result, revenue from foundation drilling Non-Core Projects will continue to decline during the remainder of the 2025 fiscal year.

Shimmick Projects

Projects started after the AECOM Sale Transaction ("Shimmick Projects") have focused on critical infrastructure aligned with our strategy, including water, climate resilience, energy transition and sustainable transportation. Revenue recognized on Shimmick Projects was $113 million and $84 million for the three months ended July 4, 2025 and June 28, 2024, respectively. The $29 million increase in revenue was primarily the result of $18 million of revenue from a California Palisades fire clean-up project and $18 million of revenue from new water and infrastructure projects ramping up, partially offset by a $7 million decrease from lower activity on existing projects and projects winding down.

Gross margin recognized on Shimmick Projects was $15 million and $5 million for the three months ended July 4, 2025 and June 28, 2024, respectively. The $10 million increase in the gross margin was primarily the result of $6 million in gross margin from new water and infrastructure projects ramping up and $4 million in gross margin from a California Palisades fire clean-up project.

Non-Core Projects

As part of the AECOM Sale Transaction, we acquired projects and backlog that were started under prior ownership (formerly referred to a "Legacy and Foundations Projects"). Separately, the Company entered into an agreement to sell the assets of our foundation drilling Non-Core Projects in the second quarter of 2024 and continued to wind down the remaining work which is largely completed.

Non-Core Projects revenue was $16 million and $7 million for the three months ended July 4, 2025 and June 28, 2024, respectively. The $9 million increase was primarily the result of the settlement of a claim on a large Non-Core Loss Project, which included a reduction to revenue during the three months ended June 28, 2024, which did not reoccur during the three months ended July 4, 2025.

Gross margin recognized on Non-Core Projects was $(7) million for the three months ended July 4, 2025 as compared to $(36) million for the three months ended June 28, 2024. The $29 million increase was primarily the result of the settlement of a claim discussed above, which included a reduction to revenue and did not reoccur during the three months ended July 4, 2025.

A subset of Non-Core Projects ("Non-Core Loss Projects") have experienced significant cost overruns due to the COVID pandemic, design issues, legal costs and other factors. In the Non-Core Loss Projects, we have recognized the estimated costs to complete and the loss expected from these projects. If the estimates of costs to complete fixed-price contracts indicate a further loss, the entire amount of the additional loss expected over the life of the project is recognized as a period cost in the cost of revenue. As these Non-Core Loss Projects continue to wind down to completion, no further gross margin will be recognized and in some cases, there may be additional costs associated with these projects. Revenue recognized on these Non-Core Loss Projects was $13 million and $(7) million for the three months ended July 4, 2025 and June 28, 2024, respectively. Gross margin recognized on these Non-Core Loss Projects was $(3) million and $(32) million for the three months ended July 4, 2025 and June 28, 2024, respectively. The change in gross margin was primarily the result of the settlement of a claim discussed above, which included a reduction to revenue and which did not reoccur during the three months ended July 4, 2025.

Selling, general and administrative expenses

Selling, general and administrative expenses decreased by $4 million during the three months ended July 4, 2025 primarily as a result of the continued implementation of our Transformation Plan.

Equity in loss of unconsolidated joint ventures

Equity in loss of unconsolidated joint ventures decreased by $2 million during the three months ended July 4, 2025 primarily as the result of elevated costs due to schedule extensions experienced during the three months ended June 28, 2024 which did not reoccur during the three months ended July 4, 2025.

Gain on sale of assets

Gain on sale of assets decreased by $4 million during the three months ended July 4, 2025 primarily due to the gain recognized on the sale of the assets of foundation drilling Non-Core Projects during the second quarter of 2024.

Interest expense

Interest expense remained approximately flat period over period.

Other (income) expense, net

Other (income) expense, net increased by $2 million during the three months ended July 4, 2025 primarily as the result of a $1 million loss recognized on the settlement of certain claims with AECOM as well as other costs incurred during the three months ended June 28, 2024 which did not reoccur during the three months ended July 4, 2025.

Income tax expense

Due to an expected tax loss for the fiscal year ending 2025 and a realized tax loss for the fiscal year ended 2024, no income tax expense was recorded for either the three months ended July 4, 2025 or the three months ended June 28, 2024.

Net loss

Net loss decreased by $43 million to a net loss of $8 million for the three months ended July 4, 2025, primarily due to increase in gross margin of $39 million, decrease in salary, general and administrative expenses of $4 million, decrease in equity in loss of unconsolidated joint ventures of $2 million and increase in other (income) expense, net of $2 million, partially offset by decrease in the gain on the sale of assets of $4 million, all as described above.

Diluted loss per common share attributable to Shimmick Corporation was $(0.25) for the three months ended July 4, 2025, compared to diluted loss per common share of $(1.83) for the three months ended June 28, 2024.

Adjusted net loss was $(5) million for the three months ended July 4, 2025, compared to an adjusted net loss of $(45) million for the three months ended June 28, 2024.

Adjusted diluted loss per common share attributable to Shimmick Corporation was $(0.14) for the three months ended July 4, 2025, compared to $(1.60) for the three months ended June 28, 2024.

Adjusted EBITDA was $(0.2) million for the three months ended July 4, 2025, compared to $(40) million for the three months ended June 28, 2024.

"Due to stronger first-half revenue performance in both Shimmick and Non-Core Projects, we are increasing our full-year revenue guidance. Non-Core Projects revenue increase is driven by putting more non-core work in place due to increased efforts towards completing these projects. Shimmick Projects showed strong gross margins in the first half which we expect to continue into the second half, while Non-Core Projects' gross margin came in near the low end of guidance for the first half. While we expect higher revenue burn in both Shimmick Projects and Non-Core Projects for the full year, it creates an unfavorable gross margin mix impact as a result of the Non-Core revenue increase being a higher percentage of our total revenue for the year. We now expect Adjusted EBITDA for the full year of between $5 million and $15 million," said Todd Yoder, Executive Vice President and Chief Financial Officer.

Outlook and Guidance

We are updating our full year 2025 fiscal year guidance and now expect:

•
Shimmick Projects revenue in the range of $405 million and $415 million, up from our initial guidance of $392 million to $410 million, with overall gross margin between 9% and 12%
•
Non-Core Projects revenue in the range of $80 million and $90 million, up from our initial guidance of $50 million to $60 million, with overall gross margin between (15%) and (5%)
•
Consolidated Adjusted EBITDA between $5 million and $15 million, down from our initial guidance of $15 million to $25 million

Conference Call and Webcast Information

Shimmick will host a video webcast conference call on Thursday, August 14, 2025 at 5:00 p.m. Eastern Time. Interested parties are invited to listen to or watch the conference call which can be accessed live-streamed via the Company’s Investor Relations website (https://investors.shimmick.com/). A copy of the earnings call presentation will also be posted to the Company's website. A replay of the video webcast will be available through the same link following the conference call for a limited time beginning immediately following the call.

About Shimmick Corporation

Shimmick Corporation ("Shimmick", the "Company") (NASDAQ: SHIM) is an industry leader in delivering turnkey infrastructure solutions that strengthen critical markets across water, energy, climate resiliency, and sustainable transportation. We integrate technical excellence with collaborative project delivery methods to provide innovative, technology-driven infrastructure solutions that accelerate economic growth and empower communities nationwide. With a track record that spans over a century, Shimmick, headquartered in California, unites deep engineering heritage with entrepreneurial spirit to tackle today's most complex infrastructure challenges. For more information, visit www.shimmick.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements are often characterized by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Forward-looking statements are only predictions based on our current expectations and our projections about future events, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law. Forward-looking statements contained in this release include, but are not limited to, statements about: expected future financial performance (including the assumptions related thereto), including our revenue, net loss, backlog and Adjusted EBITDA; our growth prospects; our expectations regarding profitability; our strategic transformation towards becoming more capital-efficient business; our market relationships and reputation; our core capabilities and skillset; the risk profile of our project portfolio; and our capital plans and expectations related thereto. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Forward-looking statements are only predictions based on our current expectations and our projections about future events, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law.

We wish to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect our actual financial results and could cause our actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on our behalf, including, but not limited to, the following: our ability to accurately estimate risks, requirements or costs when we bid on or negotiate a contract; the impact of our fixed-price contracts; qualifying as an eligible bidder for contracts; the availability of qualified personnel, joint venture partners and subcontractors; inability to attract and retain qualified managers and skilled employees and the impact of loss of key management; higher costs to lease, acquire and maintain equipment necessary for our operations or a decline in the market value of owned equipment; subcontractors failing to satisfy their obligations to us or other parties or any inability to maintain subcontractor relationships; marketplace competition; our inability to obtain bonding; our limited operating history as an independent company following our separation from AECOM; our relationship and transactions with our prior owner, AECOM; AECOM defaulting on its contractual obligations to us or under agreements in which we are beneficiary; our limited number of customers; dependence on subcontractors and suppliers of materials; any inability to secure sufficient aggregates; an inability to complete a merger or acquisition or to integrate an acquired company’s business; our ability to expand our capacity related to specialized, high-performance electrical and power distribution solutions; adjustments in our contract backlog; accounting for our revenue and costs involves significant estimates, as does our use of the input method of revenue recognition based on costs incurred relative to total expected costs; material impairments; any failure to comply with covenants under any current indebtedness, and future indebtedness we may incur; the adequacy of sources of liquidity; the outcome of any legal or regulatory proceedings to which we are, or may become, a party; cybersecurity attacks against, disruptions, failures or security breaches of, our information technology systems; seasonality of our business; pandemics and public health emergencies; commodity products price fluctuations and inflation (and actions taken by monetary authorities in response to inflation) and/or elevated interest rates; liabilities under environmental laws, compliance with immigration laws, and other regulatory matters, including changes in regulations and laws; climate change; deterioration of the U.S. economy; changes in state and federal laws, regulations or policies under the current Presidential administration, including changes in trade policies and regulations, including increases or changes in duties, current and potentially new tariffs or quotas and other similar measures, as well as the potential impact of retaliatory tariffs and other actions, changes to tax legislation, including the passage of the One Big Beautiful Bill Act, and potential changes to the amounts provided for under the Infrastructure Investment and Jobs Act, as well as other legislation and executive orders related to governmental spending, and geopolitical risks, including those related to the war between Russia and Ukraine and the conflict in the Gaza strip and Red Sea Region; and other risks detailed in our filings with the Securities and Exchange Commission, including the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended January 3, 2025 and those described from time to time in our future reports with the SEC.

Non-GAAP Definitions This press release includes unaudited non-GAAP financial measures, adjusted EBITDA and adjusted net loss and adjusted diluted loss per common share. For definitions of these non-GAAP financial measures and reconciliations to the most comparable GAAP measures, see "Explanatory Notes" and tables that follow in this press release. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.

Please refer to the Reconciliation between Net loss attributable to Shimmick Corporation and Adjusted net loss and Adjusted diluted loss per common share included within Table A and the Reconciliation between Net Loss attributable to Shimmick Corporation and Adjusted EBITDA included within Table B below.

We do not provide a reconciliation for forward-looking non-GAAP guidance because we are unable to predict certain items contained in the U.S. GAAP measures without unreasonable efforts. These items may include legal fees and other costs for a Non-Core Loss Project, acquisition-related costs, litigation charges or settlements, and certain other unusual adjustments.

Investor Relations Contact

1-949-704-2350

IR@shimmick.com

Shimmick Corporation

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	July 4,	January 3,
	2025	2025
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$21,393	$33,730
Restricted cash	1,274	2,065
Accounts receivable, net	46,536	42,988
Contract assets, current	57,748	46,603
Prepaids and other current assets	13,377	15,614

TOTAL CURRENT ASSETS	140,328	141,000

Property, plant and equipment, net	14,669	19,132
Intangible assets, net	5,379	6,667
Contract assets, non-current	5,737	23,517
Lease right-of-use assets	22,371	24,232
Investment in unconsolidated joint ventures	13,990	19,016
Other assets	509	300

TOTAL ASSETS	$202,983	$233,864

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$57,069	$46,475
Contract liabilities, current	53,906	102,524
Accrued salaries, wages and benefits	28,856	28,950
Accrued expenses	39,777	38,556
Short-term debt	3,811	—
Other current liabilities	11,335	13,759

TOTAL CURRENT LIABILITIES	194,754	230,264

Long-term debt, net	32,562	9,478
Lease liabilities, non-current	15,520	15,987
Contract liabilities, non-current	172	113
Contingent consideration	4,919	4,686
Other liabilities	4,518	8,010

TOTAL LIABILITIES	252,445	268,538

Commitments and Contingencies

STOCKHOLDERS' DEFICIT
Common stock, $0.01 par value, 100,000,000 shares authorized as of July 4, 2025 and January 3, 2025; 35,248,424 and 34,271,214 shares issued and outstanding as of July 4, 2025 and January 3, 2025, respectively	353	343
Additional paid-in-capital	46,691	43,353
Retained deficit	(96,506)	(78,211)
Non-controlling interests	—	(159)

TOTAL STOCKHOLDERS' DEFICIT	(49,462)	(34,674)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$202,983	$233,864

Shimmick Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2025	2024	2025	2024
Revenue	$128,402	$90,605	$250,512	$210,648
Cost of revenue	120,273	121,736	237,687	257,639
Gross margin	8,129	(31,131)	12,825	(46,991)
Selling, general and administrative expenses	15,041	18,723	29,409	34,891
Total operating expenses	15,041	18,723	29,409	34,891
Equity in (loss) earnings of unconsolidated joint ventures	(187)	(1,854)	539	(1,591)
Gain on sale of assets	4	3,714	70	3,688
Loss from operations	(7,095)	(47,994)	(15,975)	(79,785)
Interest expense	1,313	1,496	2,313	2,393
Other (income) expense, net	(42)	1,899	(152)	2,545
Net loss before income tax	(8,366)	(51,389)	(18,136)	(84,723)
Income tax expense	—	—	—	—
Net loss	(8,366)	(51,389)	(18,136)	(84,723)
Net income (loss) attributable to non-controlling interests	159	—	159	(1)
Net loss attributable to Shimmick Corporation	$(8,525)	$(51,389)	$(18,295)	$(84,722)
Net loss attributable to Shimmick Corporation per common share
Basic	$(0.25)	$(1.83)	$(0.53)	$(3.16)
Diluted	$(0.25)	$(1.83)	$(0.53)	$(3.16)

Shimmick Corporation

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Six Months Ended
	July 4,	June 28,
	2025	2024

Cash Flows From Operating Activities
Net loss	$(18,136)	$(84,723)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	3,318	1,967
Depreciation and amortization	6,709	8,199
Equity in (earnings) loss of unconsolidated joint ventures	(539)	1,591
Return on investment in unconsolidated joint ventures	2,798	421
Gain on sale of assets	(70)	(3,714)
Other	445	1,478
Changes in operating assets and liabilities:
Accounts receivable, net	(3,548)	5,659
Contract assets	6,635	7,996
Accounts payable	10,593	(24,508)
Contract liabilities	(48,618)	(3,963)
Accrued salaries, wages and benefits	(94)	1,699
Accrued expenses	1,220	5,176
Other assets and liabilities	(2,700)	3,874
Net cash used in operating activities	(41,987)	(78,848)
Cash Flows From Investing Activities
Purchases of property, plant and equipment	(892)	(7,595)
Proceeds from sale of assets	118	11,037
Unconsolidated joint venture equity contributions	—	(3,460)
Return of investment in unconsolidated joint ventures	2,825	—
Net cash provided by (used in) investing activities	2,051	(18)
Cash Flows From Financing Activities
Borrowings on credit and loan agreements	56,558	54,200
Repayments on credit and loan agreements	(28,329)	—
Net repayments of Revolving Credit Facility	—	(14,675)
Other	(1,421)	(1,691)
Net cash provided by financing activities	26,808	37,834
Net decrease in cash, cash equivalents and restricted cash	(13,128)	(41,032)
Cash, cash equivalents and restricted cash, beginning of period	35,795	63,910
Cash, cash equivalents and restricted cash, end of period	$22,667	$22,878
Reconciliation of cash, cash equivalents and restricted cash to the
Condensed Consolidated Balance Sheets
Cash and cash equivalents	$21,393	$22,381
Restricted cash	1,274	497
Total cash, cash equivalents and restricted cash	$22,667	$22,878

EXPLANATORY NOTES

Non-GAAP Financial Measures

Adjusted Net Loss and Adjusted Diluted Earnings Per Common Share

Adjusted net loss represents Net loss attributable to Shimmick Corporation adjusted to eliminate stock-based compensation, legal fees and other costs for Non-Core Projects and other costs. We have also made an adjustment for transformation costs we have incurred including advisory costs in connection with settling outstanding claims, exiting the Non-Core Projects and transforming the Company to shift our strategy to meet the nation’s growing need for water and other critical infrastructure and grow our business.

We have included Adjusted net loss in this press release because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operational plans. In particular, we believe that the exclusion of the income and expenses eliminated in calculating Adjusted net loss can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that Adjusted net loss provides useful information to investors and others in understanding and evaluating our results of operations.

Our use of Adjusted net loss as an analytical tool has limitations, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are:

•
Adjusted net loss does not reflect changes in, or cash requirements for, our working capital needs,
•
Adjusted net loss does not reflect the potentially dilutive impact of stock-based compensation, and
•
other companies, including companies in our industry, might calculate Adjusted net loss or similarly titled measures differently, which reduces their usefulness as comparative measures.

Because of these and other limitations, you should consider Adjusted net loss alongside Net loss attributable to Shimmick Corporation, which is the most directly comparable GAAP measure.

Table A

Reconciliation between Net loss attributable to

Shimmick Corporation and Adjusted net loss

(unaudited)

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
(In thousands, except per share data)	2025	2024	2025	2024
Net loss attributable to Shimmick Corporation	$(8,525)	$(51,389)	$(18,295)	$(84,722)
Transformation costs (1)	725	2,608	1,440	2,608
Stock-based compensation	1,528	969	3,318	1,967
Legal fees and other costs for Non-Core Projects (2)	1,434	2,629	1,094	5,360
Other (3)	42	209	233	446
Adjusted net loss	$(4,796)	$(44,974)	$(12,210)	$(74,341)
Adjusted net loss attributable to Shimmick Corporation per common share
Basic	$(0.14)	$(1.60)	$(0.35)	$(2.77)
Diluted	$(0.14)	$(1.60)	$(0.35)	$(2.77)

(1) Consists of transformation-related costs we have incurred including advisory costs in connection with settling outstanding claims in connection with exiting certain Non-Core Projects as part of the Company’s growth strategy to address and capitalize on the nation’s growing need for water and other critical infrastructure.

(2) Consists of legal fees and other costs incurred in connection with claims relating to Non-Core Projects.

(3) Consists of transaction-related costs and changes in fair value of contingent consideration remaining after the impact of transactions with our prior owner.

Adjusted EBITDA

Adjusted EBITDA represents our Net loss attributable to Shimmick Corporation before interest expense, income tax benefit and depreciation and amortization, adjusted to eliminate stock-based compensation, legal fees and other costs for Non-Core Projects and other costs. We have also made an adjustment for transformation costs we have incurred including advisory costs in connection with settling outstanding claims, exiting the Non-Core Projects and transforming the Company to shift our strategy to meet the nation’s growing need for water and other critical infrastructure and grow our business.

We have included Adjusted EBITDA in this press release because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operational plans. In particular, we believe that the exclusion of the income and expenses eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations.

Our use of Adjusted EBITDA as an analytical tool has limitations, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are:

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized might have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements,
•
Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs,
•
Adjusted EBITDA does not reflect the potentially dilutive impact of stock-based compensation,
•
Adjusted EBITDA does not reflect interest or tax payments that would reduce the cash available to us, and
•
other companies, including companies in our industry, might calculate Adjusted EBITDA or similarly titled measures differently, which reduces their usefulness as comparative measures.

Because of these and other limitations, you should consider Adjusted EBITDA alongside Net loss attributable to Shimmick Corporation, which is the most directly comparable GAAP measure.

Table B

Reconciliation between Net loss attributable to

Shimmick Corporation and Adjusted EBITDA

(unaudited)

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
(In thousands)	2025	2024	2025	2024
Net loss attributable to Shimmick Corporation	$(8,525)	$(51,389)	$(18,295)	$(84,722)
Interest expense	1,313	1,496	2,313	2,393
Income tax expense	—	—	—	—
Depreciation and amortization	3,249	3,789	6,709	8,199
Transformation costs (1)	725	2,608	1,440	2,608
Stock-based compensation	1,528	969	3,318	1,967
Legal fees and other costs for Non-Core Projects (2)	1,434	2,629	1,094	5,360
Other (3)	42	209	233	446
Adjusted EBITDA	$(234)	$(39,689)	$(3,188)	$(63,749)

(1) Consists of transformation-related costs we have incurred including advisory costs in connection with settling outstanding claims in connection with exiting certain Non-Core Projects as part of the Company’s growth strategy to address and capitalize on the nation’s growing need for water and other critical infrastructure.

(2) Consists of legal fees and other costs incurred in connection with claims relating to Non-Core Projects.

(3) Consists of transaction-related costs and changes in fair value of contingent consideration remaining after the impact of transactions with our prior owner.